UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 7, 2023

Diebold Nixdorf, Incorporated

(Exact name of registrant as specified in its charter)
_________________________________________________

Ohio	1-4879	34-0183970
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Executive Parkway, P.O. Box 2520
Hudson, Ohio		44236
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (330) 490-4000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common shares, $1.25 par value per share	DBD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 2.02	Results of Operations and Financial Condition

On February 9, 2023, Diebold Nixdorf, Incorporated (the “Company”) issued a news release announcing its results for fiscal year 2022 (the “News Release”). The News Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Company also issued an earnings presentation which includes financial results. The Company intends to post a copy of the earnings presentation to the investor relations page of its corporate website. A copy of the earnings presentation is furnished as Exhibit 99.2 to this current report.

The information in this Item 2.02 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 9, 2023, the Company announced that, effective February 28, 2023, Jeffrey Rutherford will be departing as the Company’s Executive Vice President, Chief Financial Officer. James Barna, age 43, the Company’s current Senior Vice President and Treasurer since September 2021, has been appointed to succeed Mr. Rutherford as Executive Vice President, Chief Financial Officer upon Mr. Rutherford’s departure. Mr. Barna previously served as Vice President and Chief Accounting Officer of the Company from September 2019 to September 2021. Prior to joining the Company, Mr. Barna served as Chief Accounting Officer and Controller at Ferro Corporation.

In connection with his appointment to the role, the Company and Mr. Barna agreed to an offer letter (the “Offer Letter”), dated February 7, 2023, pursuant to which Mr. Barna will receive an annual base salary of $500,000 and will be eligible for annual incentive awards and long-term incentive plan awards. For 2023, the Board of Directors of the Company (the “Board”) set Mr. Barna’s initial annual cash incentive award target at $500,000, which represents 100% of his base salary. Any payout under this incentive award shall be determined by the Board based on the achievement of certain performance goals. In addition, Mr. Barna will be eligible to participate in the Company’s long-term incentive program in the amount of $625,000, which represents 125% of his base salary. Future long-term grants may be awarded in accordance with the Company’s existing programs and practices.

The foregoing description of the Offer Letter is qualified in its entirety by reference to the full text of the Offer Letter filed as Exhibit 10.1 hereto and incorporated herein by reference.

Mr. Barna will be entitled to participate as a Grade 85 executive in the Company’s Senior Leadership Severance Plan, as amended and restated effective November 7, 2018 and filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 (the “SLSP”), which makes severance benefits available to participating executives who are involuntarily terminated without “cause” or who resign from employment due to “good reason” (each as defined in the SLSP), in each case, separate from a change in control and subject to a general release of claims and acknowledgement of the executive’s confidentiality, non-competition and other applicable obligations. Mr. Barna is also eligible to participate in the Company’s Change in Control program and accordingly entered into an Employee Agreement with terms commensurate with similarly situated executives, as set forth in the Form Employee Agreement filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

There are no arrangements or undertakings between Mr. Barna and any other persons pursuant to which he was selected to serve as the Company’s Executive Vice President and Chief Financial Officer, nor are there any family relationships between Mr. Barna and any of the Company’s directors or executive officers. There are no related-party transactions between the Company and Mr. Barna that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Rutherford’s departure constitutes a “Qualifying Termination” under the SLSP. Subject to (i) delivering to the Company within sixty days of his separation (and not subsequently revoking) a general release of claims in favor of the Company and certain related persons described in the SLSP and (ii) delivering an acknowledgement of his obligations under certain restrictive covenants set forth in Section 4 of the SLSP, Mr. Rutherford will be entitled to the benefits available to a Grade 90 executive under the SLSP with respect to a “Qualifying Termination.” The foregoing description is qualified in its entirety by reference to the full text of the SLSP which is incorporated herein by reference.

Mr. Rutherford’s departure is not the result of any disagreement between Mr. Rutherford and the Company on any matter relating to the operations, policies or practices of the Company or any issues regarding its accounting policies or practices.

Item 9.01	Financial Statements and Exhibits

(d)   Exhibits

Exhibit No.	Description

10.1	Offer Letter, dated February 7, 2023, by and between Diebold Nixdorf, Incorporated and James Barna
99.1	News release of Diebold Nixdorf, Incorporated dated February 9, 2023
99.2	Earnings Presentation of Diebold Nixdorf, Incorporated dated February 9, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diebold Nixdorf, Incorporated

Date:	February 09, 2023	By:	/s/ Jonathan B. Leiken
Jonathan B. Leiken
Executive Vice President, and Chief
Legal Officer and Scretary